Exhibit 10(cc)

[GRAPHIC]

279 Bayview Drive, Barrie, Ontario L4M 4W5

BRIAN E. LEVY President Chief Executive Officer Tel. (705) 728-6242 Fax (705)728-6742

April 22, 2003

Mr. Ean G. Daoust

30 Dove Crescent

Barrie, ON

L4N 7Z3

Dear Ean:

The following letter is to confirm your employment arrangements with InterTAN, Inc. (the “Company”), and replaces your current employment arrangements with InterTAN Canada Ltd. Effective the date hereof, you will assume the position of Vice President of the Company but will retain the title of Senior Vice President, Sales Channels of the Company’s subsidiary, InterTAN Canada Ltd. Your compensation and benefits will be as described below and, in consideration, you agree to devote your primary working time, skill, attention and best efforts to the business of InterTAN, Inc. and InterTAN Canada Ltd. All dollar amounts referred to herein are denominated in Canadian dollars. Unless otherwise stated.

Base Salary:	$175,000 per year and is subject to annual review. Your salary will be payable bi-weekly in accordance with the Company’s normal payroll procedures.

Bonus:	Your bonus base will be $76,500 and is subject to annual review. Your actual bonus paid may be subject to change, either up or down, depending upon and corresponding to the Company’s actual operating performance as compared to the budgets for the fiscal year in accordance with the applicable and current bonus plans duly approved by the Board of Directors.

Stock Options:	You will be granted an option to purchase shares of the Company’s stock under the InterTAN, Inc. 1996 Stock Option Plan from time to time. The exercise price will be the fair market value of the stock (i.e., NYSE closing price) on the date of the grant. The grant date will be the date a grant is approved by the Board of Directors.

Company Car:	You will be provided with a company car for your use that is consistent with Company policy. Insurance, maintenance and operating costs will be administered in accordance with the Company’s policy.

Deferred Compensation Plan:	You have been approved by the Board of Directors of the Company to be designated a Participant in the Company’s Deferred Compensation Plan (DCP). Your “Plan Benefit Amount” will be set at $1,257,500 and will be subject to and payable in accordance with the terms of the DCP. Payments contemplated under the DCP are subject to the terms of the DCP and are neither due nor payable prior to the participant’s retirement in good standing prior to the participant’s 55th birthday.

Stock Purchase Plan:	You continue to be eligible to participate in InterTAN, Inc.’s Stock Purchase Plan (“S.P.P.”) on the terms and conditions of the SPP in effect from time to time.

Group RRSP:	You will be entitled to participate in this plan to the same extent as other members of the Company’s Executive Management in accordance with the RRSP’s terms. Participation in this plan is at your election and supercedes any RRSP or other contributing plan in which you may currently be participating.

Insurance:	You will be entitled to participate in the Company’s various insurance plans in accordance with their respective terms and that are in effect from time to time. You will be provided with life insurance (three times annual base salary) and long term disability insurance (provided that you qualify with the insurance carrier’s underwriting requirements for LTD). If you are deemed non-insurable by the insurance underwriter, you hereby acknowledge that the Company itself has no responsibility to make any LTD payments to you in the event you become disabled. The Company will pay the same proportion of your total premium for each type of insurance as provided to other members of the Executive Management. You acknowledge that Participation in this plan is at your election and supercedes any insurance similar plan to which the Company or its divisions or subsidiaries contributes and in which you may currently be participating.

Vacation:	You will continue to be entitled to the same vacation benefit that you enjoyed with InterTAN Canada Ltd. This program will be administered accordingly to Company policy. No carry-over of unused vacation time.

If the foregoing accurately sets forth our understanding, please acknowledge below and return a copy of this letter to me.

Sincerely,

InterTAN, Inc.,

/s/ BRIAN E. LEVY

Brian E. Levy President & Chief Executive Officer

************

Accepted and agreed to this 8th day of May, 2003.

/s/ JEFFERY A. LOSCH	/s/ EAN G. DAOUST

Witness	Ean G. Daoust